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                              JUST FOR FEET, INC.

                                 Subsidiaries



Premium Sports, Inc. (Florida)

Just For Feet of Texas, Inc. (Alabama)

Just For feet of Nevada, Inc. (Nevada)

Imperial Acquisition Corporation (Michigan)

Just For Feet of Puerto Rico, Inc. (Puerto Rico)